SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

VARCO INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VARCO INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2004

Our annual meeting of stockholders will be held on Thursday, May 20, 2004, at the St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027-3408, starting at 9:00 a.m., local time, for the purposes of:

1. Electing a board of nine directors to serve until our next annual meeting and until their successors are duly elected and qualified;

2. Approving an amendment of our Employee Stock Purchase Plan that increases the number of shares of our common stock that may be issued thereunder by 900,000 shares from 998,172 shares to 1,898,172 shares;

3. Ratifying the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2004; and

4. Transacting such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on March 22, 2004, as the record date for determining those stockholders who are entitled to notice of, and to vote at, our annual meeting and at any adjournment or postponement of the meeting.

It is important that your shares be represented and voted at the meeting. If you do not plan to attend the meeting and vote your shares in person, please vote in one of these ways:

•	MARK, SIGN, DATE AND PROMPTLY RETURN your enclosed proxy card in the postage-paid envelope;

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is free in the U.S. and Canada); or

•	VISIT THE WEBSITE address shown on your proxy card to vote through the Internet.

By Order of the Board of Directors,

James F. Maroney, III
Vice President, Secretary and General Counsel

Houston, Texas

April 20, 2004

2004 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

(i)

(ii)

VARCO INTERNATIONAL, INC.

2000 W. Sam Houston Parkway South

Suite 1700

Houston, Texas 77042

2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2004

PROXY STATEMENT

SOLICITATION OF PROXIES

This proxy statement is being furnished to our stockholders in connection with the solicitation by our Board of Directors of proxies for use at our annual meeting of stockholders to be held on Thursday, May 20, 2004, at the St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027-3408, starting at 9:00 a.m. local time, and at any adjournment or postponement of the meeting.

This proxy statement and the accompanying proxy card, together with a copy of our 2003 Annual Report, is being mailed to our stockholders on or about April 20, 2004. You may also obtain an electronic version of our annual report on Form 10-K from the website of the Securities and Exchange Commission (the “SEC”) located at www.sec.gov or from our website located at www.varco.com.

All shares of our common stock that are entitled to vote and are represented at the annual meeting in person or by properly executed proxies received at or prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted FOR:

•	the election of the nine nominees (named in this proxy statement) to our Board of Directors;

•	approval of the amendment of our Employee Stock Purchase Plan that increases the number of shares of our common stock that may be issued thereunder by 900,000 shares; and

•	the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	filing with our Secretary, at or before the voting at the annual meeting, a written notice of revocation bearing a later date than the proxy; or

•	duly executing a proxy with a later date and delivering it to our Secretary before the voting at the annual meeting; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not by itself constitute a revocation of a proxy.

Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder, your broker. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder.

Any written notice of revocation or subsequent proxy should be sent to Varco International, Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042, Attention: Secretary, or hand delivered to our Secretary at or before the voting at the annual meeting.

All expenses of soliciting proxies, including the cost of mailing this proxy statement to stockholders, will be borne by Varco International, Inc. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. In addition, we have retained the services of Morrow & Company to assist in the solicitation of proxies. We will pay approximately $5,000, plus reimbursement of out-of-pocket expenses, to Morrow & Company for its services. We will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. We will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Voting Electronically via the Internet or by Telephone

If your shares are registered directly with Mellon Investor Services LLC you may vote your shares either via the Internet or by calling Mellon Investor Services LLC. Specific instructions for voting via the Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. The Internet and telephone voting facilities will close at 11:59 p.m. E.S.T. on May 19, 2004.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy in the self-addressed, postage prepaid envelope provided.

If you vote via the Internet or by telephone, you should be aware that you may incur costs such as usage charges from telephone companies or Internet service providers, and that you must bear these costs. If you vote by Internet or telephone, you need not return a proxy card by mail.

Electronic Delivery of Stockholder Communications

If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card. If you choose this option, when the annual report and proxy materials are mailed to our stockholders, you will either receive an electronic version of our annual report and proxy materials or you will receive a notice listing the website where you can view or download the annual report and proxy documents. Your choice to receive the annual report and proxy materials electronically will remain in effect until you notify us by mail that you wish to resume paper delivery of these documents. If you hold your stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. Due to the cost savings involved, we encourage our stockholders to register to receive future annual reports and proxy materials electronically.

OUTSTANDING SHARES, VOTING RIGHTS AND VOTES REQUIRED

Our Board of Directors has fixed March 22, 2004, as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. Accordingly, only holders of our common stock of record on the record date will be entitled to notice of, and to vote at, the annual meeting. As of the record date, 97,167,084 shares of our common stock were outstanding and entitled to vote, which shares were held by approximately 1,112 holders of record. Each holder of shares of our common stock on the record date is entitled to one vote per share. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting at our corporate headquarters located at 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042, between the hours of 9 a.m. and 4 p.m. local time.

Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is necessary for a quorum. Shares of our common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the annual meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will be counted as shares that are present for purposes of determining the presence of a quorum.

For the election of the nominees to the Board of Directors, the nine nominees receiving the highest vote totals will be elected. Accordingly, abstentions will not affect the outcome of the election of the nominees to the Board of Directors. The election of directors is a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes will result from this proposal. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

In order for the amendment to our Employee Stock Purchase Plan to be approved by the holders:

•	The New York Stock Exchange (the “NYSE”) requires that: (i) greater than 50% in interest of all securities entitled to vote on the proposal cast a vote on such proposal, and (ii) a majority of such votes cast must vote “for” the proposal. For purposes of the first requirement: votes “for” and “against” and abstentions count as votes cast (while broker non-votes do not count as votes cast); and all outstanding shares, including broker non-votes, count as entitled to vote. Thus, under the first prong, the total sum of votes “for”, plus votes “against” plus abstentions (the “NYSE Votes Cast”) must be greater than 50% of the total outstanding shares of our common stock. In order to satisfy the second prong, the number of votes “for” the proposal must be greater than 50% of NYSE Votes Cast.

•	Delaware General Corporations Code requires the affirmative vote by the holders of a majority of shares present and entitled to vote on the proposal. For these purposes, abstentions will have the same effect as a vote against the proposal, and broker non-votes are not entitled to vote and thus will have no effect on the proposal.

•	It is expected that brokers and other nominees will not have discretionary voting authority on this proposal and broker non-votes will result from this proposal.

The affirmative vote of the holders of a majority of the shares present and entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2004. Abstentions will have the same effect as a vote against this proposal. The ratification of Ernst & Young LLP is a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes will result from this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR”:

•	the election of the nine nominees (named in this proxy statement) to our Board of Directors;

•	approval of the amendment of our Employee Stock Purchase Plan that increases the number of shares of our common stock that may be issued thereunder by 900,000 shares; and

•	the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 22, 2004, the amount and percentage of the outstanding shares of our common stock, which, according to the information furnished to us, are beneficially owned by:

•	each stockholder known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each current director (eight of whom is a nominee for election at the annual meeting) and one additional nominee who currently does not serve as a director;

•	our Named Executive Officers as defined on page 8; and

•	all current executive officers and directors as a group.

The number and percentage of shares beneficially owned is based on, 97,167,084 shares outstanding as of March 22, 2004, our record date. Beneficial ownership includes any shares as to which the stockholder has voting power or investment power and any shares that the stockholder has the right to acquire within 60 days of the record date, through the exercise of any stock option, warrant or other right. Unless otherwise indicated in the table or the footnotes, each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares shown as beneficially owned.

	Shares Beneficially Owned
Beneficial Owner	Outstanding Common Stock Shares(1)		Outstanding Options Exercisable Within 60 Days	Percent of Class
Directors, Nominees and Named Executive Officers
Greg L. Armstrong(2)	2,000		0	*
George Boyadjieff(3)	211,033		657,691	*
George S. Dotson	4,274		37,500	*
Richard A. Kertson(4)	36,495		9,000	*
John F. Lauletta	65,733		314,159	*
Eric L. Mattson	4,000		29,000	*
L.E. Simmons(5)	4,013,766		25,000	4.16%
Jeffery A. Smisek	5,000		21,000	*
Douglas E. Swanson	1,201		21,000	*
Eugene R. White(6)	0		16,125	*
James D. Woods	2,850		33,937	*
James F. Maroney, III	17,822		106,648	*
Haynes B. Smith, III	37,799		96,819	*
Clay C. Williams	23,964		143,175
Joseph C. Winkler	119,113		276,015	*
All current directors and executive officers as a group (16 persons)	4,598,192	(7)	1,870,142	6.53	%(5)

5% Beneficial Holders
Franklin Resources, Inc.(8) 777 Mariners Island Boulevard San Mateo, California 94404	7,286,063		0	7.5%
FMR Corp.(9) 82 Devonshire Street Boston, Massachusetts 02109	11,852,707		0	12.15%

*	Less than one percent of the shares of common stock outstanding on the record date.

(1)	Includes shares deemed held by executive officers and directors in the Company’s 401(k) Plan and Deferred Compensation Plan.

(2)	Mr. Armstrong is not currently a director and is a new nominee for election to the Board of Directors.

(3)	Mr. Boyadjieff is not standing for re-election to the Board of Directors and his term will expire immediately prior to the 2004 annual meeting.

(4)	Includes 625 shares held by the Kertson Family Grandchildren’s Education Trust, as to which Mr. Kertson and his wife serve as trustees.

(5)	Includes 5,400 shares beneficially owned by L.E. Simmons & Associates, Incorporated, of which Mr. Simmons is president, a director and sole stockholder. Includes 2,691,393 shares held by SCF-III, L.P. and 975,192 held by FGSI Partners, L.P. L.E. Simmons & Associates is the general partner of SCF Partners (which is the general partner of FGSI Parnters, L.P.) and SCF II, L.P., which is the general partner of SCF-III, L.P. Mr. Simmons has shared voting and dispositive power with respect to these shares. Mr. Simmons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 341,781 shares owned by Mr. Simmons directly or shares held by him under our Deferred Compensation Plan, with respect to which he has sole dispositive and voting power.

(6)	Mr. White is not standing for re-election to the Board of Directors and his term will expire immediately prior to the 2004 annual meeting.

(7)	Includes shares beneficially owned by L.E. Simmons & Associates, Incorporated, of which Mr. Simmons is president, a director and sole stockholder. See footnote (5).

(8)	Based on information contained in the Schedule 13G/A dated February 19, 2004 filed by Franklin Resources, Inc., as the parent holding company for investment advisory subsidiaries to closed-end investment companies or other managed accounts, and by Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of Franklin Resources, who are deemed the beneficial owners of all of these shares. Franklin Advisors, Inc., an investment advisory subsidiary of Franklin Resources, is the holder of and has sole voting and dispositive power with respect to 5,236,981 shares. Franklin Private Client Group, Inc., an investment advisory subsidiary of Franklin Resources is holder of and has sole voting and dispositive power with respect to 646,282 shares. Templeton Global Advisors Limited, an investment advisor subsidiary of Franklin Resources, is the holder of and has sole voting and dispositive power with respect to 1,272,100 shares. Franklin Templeton Investment Management Limited, an investment advisor of Franklin Resources is the holder of and has sole and dispositive power with respect to 130,000 shares. Templeton Investment Council, LLC, an investment advisor of Franklin Resources is the holder of and has sole and dispositive power with respect to 700 shares.

(9)	Based on information contained in the Schedule 13G/A dated January 12, 2004 filed by FMR Corp. FMR Corp. has sole dispositive power over all these shares and sole voting power as to 1,323,241 shares. All of the shares are also deemed to be beneficially owned by Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director and stockholder of FMR Corp. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the holder of 10,529,466 of these shares, which are owned by various registered investment companies with respect to which Mr. Johnson and FMR Corp. have sole dispositive power but no voting power. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the holder of 986,086 of these shares over which Mr. Johnson and FMR Corp. have sole dispositive power and sole voting power.

EXECUTIVE OFFICERS

The following persons serve as our executive officers, and hold the following titles, as of March 22, 2004:

Name	Age	Position
John F. Lauletta	59	Chairman of the Board and Chief Executive Officer
Joseph C. Winkler	52	President and Chief Operating Officer
Haynes B. Smith, III	52	President—Varco Services Group
Clay C. Williams	41	Vice President and Chief Financial Officer
James F. Maroney, III	52	Vice President, Secretary and General Counsel
Kenneth L. Nibling	53	Vice President—Human Resources and Administration

Set forth below are descriptions of the backgrounds of the executive officers and their principal occupations for at least the past five years. For a description of the background of Mr. Lauletta, see “Proposal 1—Election of Directors.” We are not aware of any family relationships between any of the foregoing executive officers or between any executive officer and any nominee for election as director.

In May 2000, Varco International, Inc., a California corporation (“Varco”), merged into Tuboscope Inc., a Delaware corporation (“Tuboscope”). Tuboscope was the surviving corporation and changed its name to Varco International, Inc. Unless otherwise indicated, all references in the executive officer and director biographies, and throughout this notice of annual meeting, to “Varco” refer to the disappearing California corporation prior to the merger, and all references to the “Company,” “us,” “we,” and “our” refer to Tuboscope Inc. prior to the merger and to the surviving or combined corporation after the merger.

Joseph C. Winkler.    Mr. Winkler has served as our President since May 2003 and our Chief Operating Officer since January 1, 2003. Mr. Winkler served as our Executive Vice President from April 1996 until becoming President in May 2003 and as President, Varco Drilling Equipment Group from February 2002 until January 1, 2004. Mr. Winkler served as our Chief Financial Officer from April 1996 until January 2003 and as our Treasurer from April 1996 until May 2002. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a provider of solids control equipment and services to the oil and natural gas industry—which we acquired in April 1996. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ, an advanced drilling technology company, and served in a similar role for various companies owned by Baker Hughes Incorporated including Eastman/Teleco and Milpark Drilling Fluids.

Haynes B. Smith, III.    Mr. Smith has served as our President-Varco Services Group since May 2000. From July 1996 to May 2000, Mr. Smith was our Vice President-Western Hemisphere Operations. From May 1991 to July 1996, Mr. Smith served as our Vice President and General Manager of Inspection Services. From 1989 to May 1991, Mr. Smith was our Northeast Zone Manager. From June 1972 to 1989, Mr. Smith held various sales and managerial positions with us and AMF Tuboscope Inc.

Clay C. Williams.    Mr. Williams has served as our Vice President and Chief Financial Officer since January 1, 2003. From May 2002 until January 2003, Mr. Williams served as our Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, Mr. Williams served as our Vice President—Corporate Development. From May 1999 to February 2001, Mr. Williams served as our Vice-President of Pipeline Services, and from April 1996 to February 1997, he served as our Director of Corporate Development. From March 1996 to April 1996, Mr. Williams was Director of Corporate Development of D.O.S., Ltd., a provider of solids control equipment and services to the oil and natural gas industry—which we acquired in April 1996. Mr. Williams was an associate at SCF Partners, L.P. from January 1994 to March 1996. From July 1992 to December 1993, Mr. Williams was a graduate student at the University of Texas business school. Mr. Williams was an engineer for Shell Oil Company from 1985 to 1992.

James F. Maroney, III.    Mr. Maroney has served as our Vice President since May 1991, Secretary since January 1991 and General Counsel since November 1989. Mr. Maroney was our Assistant Secretary from December 1989 to January 1991. He was Associate General Counsel and Head of Litigation for TransAmerican Natural Gas Corporation, a gas production company, from 1987 to 1989. From 1985 to 1987, Mr. Maroney was in a private law practice specializing in commercial litigation.

Kenneth L. Nibling.    Mr. Nibling has served as our Vice President-Human Resources and Administration since December 1991. From July 1988 to November 1991, Mr. Nibling was Director of Human Resources for Union Texas Petroleum Corp., an international exploration and production company. From January 1984 to July 1988, Mr. Nibling was Manager, Compensation and Employment for Louisiana Land and Exploration Company, now a subsidiary of Burlington Resources, a crude oil and natural gas production company.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities for the fiscal years indicated for each of the following persons (our “Named Executive Officers”):

•	our chief executive officer; and

•	the next four of our most highly compensated executive officers whose annual salary and bonus exceeded $100,000.

Summary Compensation

				Long-Term Compensation Awards	All Other Annual Compensation(3)
	Annual Compensation(1)			Securities Underlying Options
Name and Position during 2003	Year	Salary(2)	Bonus
John F. Lauletta(4) Chairman and Chief Executive Officer	2003 2002 2001	$650,000 540,000 510,000	$0 494,100 571,200	174,400 125,400 79,639	$44,681 43,548 36,608

Joseph C. Winkler President, Chief Operating Officer and President—Varco Drilling Equipment Group	2003 2002 2001	440,000 355,000 310,017	0 260,925 285,200	85,300 69,700 40,960	27,304 25,110 20,218

Haynes B. Smith, III(5) President—Varco Services Group	2003 2002 2001	312,000 300,000 260,000	156,000 175,500 249,600	51,200 58,900 18,738	18,980 21,484 15,315

Clay C. Williams(6) Vice President and Chief Financial Officer	2003 2002 2001	300,000 242,000 230,000	0 135,520 165,200	44,700 25,900 16,576	16,920 15,901 5,827

James F. Maroney, III Vice President, Secretary and General Counsel	2003 2002 2001	262,100 252,000 234,783	0 141,120 172,800	23,500 27,000 17,297	15,691 16,572 8,234

(1)	Perquisites are excluded as their aggregate value did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for any named executive officer.

(2)	Includes amounts deferred by the named executive officers under our 401(k) Profit Sharing Plan and Non-Qualified Deferred Compensation Plans.

(3)	For fiscal year 2003, “All Other Compensation” is comprised of the following:

Name	Company Contributions 401(k) Plan	Company Contributions Deferred Compensation Plan
John F. Lauletta	$8,000	$36,681
Joseph C. Winkler	2,200	25,104
Haynes B. Smith, III	5,760	13,220
Clay C. Williams	6,920	10,000
James F. Maroney, III	6,955	8,736

(4)	Mr. Lauletta was appointed our Chief Executive Officer as of January 1, 2003, at which time Mr. Winkler became our Chief Operating Officer and Mr. Williams became our Chief Financial Officer. On May 27, 2003, Mr. Lauletta was appointed Chairman and Mr. Winkler was appointed President.

(5)	Mr. Smith was appointed as an executive officer in May 2001; fiscal 2001 compensation shown is for the full calendar year.

(6)	Mr. Williams was appointed an executive officer in May 2001; fiscal 2001 compensation shown is for the full calendar year.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to option grants made during fiscal 2003 to the Named Executive Officers. No stock appreciation rights were granted during 2003.

Name	Granted Options (Shares)(1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise of Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
John F. Lauletta	174,400	11%	$16.78	1/29/2013	$1,840,417	$4,663,979
Joseph C. Winkler	85,300	5	16.78	1/29/2013	900,158	2,281,178
Haynes B. Smith, III	51,200	3	16.78	1/29/2013	540,306	1,369,242
Clay C. Williams	44,700	3	16.78	1/29/2013	471,712	1,195,412
James F. Maroney, III	23,500	1	16.78	1/29/2013	247,992	628,460

(1)	These options become exercisable in three annual installments on the anniversary of the grant date, and have a term of ten years, subject to earlier termination in certain events. The exercise price is equal to the closing price of our common stock on the NYSE on the date of grant.

(2)	Assumes annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company’s financial performance. No assurance can be given that such rates will be achieved.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

The following table sets forth certain information with respect to options exercised during fiscal 2003 and exercisable and unexercisable options held by the Named Executive Officers as of December 31, 2003.

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John F. Lauletta	0	$0	187,680	284,546	$622,042	$1,225,708
Joseph C. Winkler	0	0	210,695	145,420	1,691,360	636,481
Haynes B. Smith, III	0	0	53,872	96,713	205,941	457,460
Clay C. Williams	0	0	114,116	67,492	1,087,388	286,575
James F. Maroney, III	50	548	84,049	47,266	685,853	209,815

(1)	Determined by calculating the spread between the market value of our common stock on the date of exercise and the exercise price of the options.

(2)	Based on the closing sales price of our common stock ($20.63) on the NYSE on December 31, 2003, minus the exercise price of the in-the-money option, multiplied by the number of shares to which the in-the-money option relates.

Amendment and Restatement of the Supplemental Executive Retirement Plan

We assumed the Varco Supplemental Executive Retirement Plan in connection with the merger of Varco into us in May 2000. In November 2001, based in part upon a review and the recommendations made by compensation consultants, the Compensation Committee amended and restated the then existing plan as to executive officer participants and adopted the Amendment and Restatement of the Supplemental Executive Retirement Plan (the “Amended SERP”). All of our executive officers are participants in the Amended SERP. We believe that the Amended SERP aids in our ability to attract, retain, motivate and provide financial security to executive employees who render valuable services to us.

The Amended SERP provides for retirement, death and disability benefits, payable over ten years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006, the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are certain terminations following a change in control). The benefits vest at the rate of 10% per year of service with us, and are fully vested upon a termination due to death, disability or in the event of a change in control.

Based on historical earnings and presuming normal retirement at age 65, Messrs. Lauletta, Winkler, Smith, Williams and Maroney would be entitled to an annual benefit of approximately $245,760, $153,910, $125,490, $111,600 and $108,580, respectively.

Amendment and Restatement of the Executive Retiree Medical Plan

We assumed the Varco Retiree Medical Plan in connection with the merger of Varco into us in May 2000. In November 2001, based upon the review and recommendations made by our compensation consultants, the Compensation Committee approved expanding the participants in the plan to include all of our then-executive officers and approved the preparation of a plan document that would set forth all of the terms of this plan. Previously this plan was implemented at Varco without plan documentation and had three participants. Participants in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan (Effective as of November 15, 2001) (the “Medical Plan”) include all of our current executive officers and George Boyadjieff, our former chief executive officer, and our director, Richard A. Kertson based on his employment with Varco prior to the 2000 merger. Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) certain terminations of a participant, the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to our executive officers. These Medical Plan benefits are, however, conditioned upon our receipt of a monthly cash contribution in an amount not greater than that paid by our executive officers for similar benefits, and, in certain circumstances, the participant having achieved 10 years of service with us or any of our predecessor companies prior to retirement or termination of employment. In 2004, the Medical Plan was further amended to permit participation by any retired non-employee director who (a) is at least age 55, (b) served on our Board for at least 5 years, (c) does not have access to any other company-provided medical plan, and (d) pays the entire cost of all benefits provided under the Medical Plan (including the Company’s cost).

Executive Agreements

Standard Severance and Change in Control Severance Plans

We have two severance plans which are intended to provide financial security to our senior management and to match similar plans adopted by competitors in our industry. These plans are designed to retain and to motivate our key employees. One of the severance plans, the “standard severance plan,” pertains to involuntary terminations and the other severance plan, the “change in control severance plan,” pertains to terminations following a change in control. Each of our executive officers participates in both the standard and the change in control severance plans. In 2003, the Compensation Committee conducted a review of competitive practices regarding benefits payable following a change in control. Based upon this review, the Committee approved certain changes to the benefits provided to our executives under these plans, including a three-year payout of salary and bonus for all executive officers upon certain terminations following a change in control, instead of the 18 month to 3 year payout previously in place for our executive officers, based on position. The severance plans, as modified, are implemented by Amended and Restated Executive Agreements with the participants. The following is a summary of the benefits payable under our Amended and Restated Executive Agreements.

Standard Severance Plan.    The standard severance plan provides participants with severance compensation and benefits following the involuntary termination of their employment with us, other than for cause (as defined), including the benefits set forth below.

•	A lump sum payment of between 100% and 200% of base salary, depending upon the participant’s position.

•	A lump sum cash bonus of between 40% and 60% of the participant’s annual base salary (known as bonus at expected value), depending upon the participant’s position, which bonus is pro-rated to the date of termination.

•	A lump sum cash bonus payment of between 40% and 60% of the participant’s annual base salary, depending upon the participant’s position, which bonus is pro-rated to the date of termination (except in the case of our Chief Executive Officer and Chief Operating Officer).

•	Full vesting of any restricted stock awards and payment of any awards earned under any intermediate or long-term bonus plan, payable in a lump sum.

Change in Control Severance Plan.    The change in control severance plan provides enhanced benefits in the case of a change in control of us and are available if, within two years of the change in control, the participant is terminated other than for cause or if the participant terminates his employment for good reason (each as defined). Upon a qualifying termination following a change in control, the participants are entitled to severance compensation and benefits, including those set forth below.

•	A lump sum payment equal to three times base salary.

•	A lump sum cash payment equal to the participant’s annual bonus at the higher of Expected Value (as defined) or actual results during the year of termination, which is pro-rated to the date of termination.

•	A lump sum payment equal to three times bonus at expected value.

•	Full vesting of all accrued benefits under our 401(k) Plan, SERP, Deferred Compensation Plan and Medical Plan, as applicable.

•	A lump sum payment equal to three years of expected Company contributions under our 401(k) Plan and Deferred Compensation Plan.

•	Full vesting of any restricted stock awards and payment of awards earned under any intermediate or long-term bonus plan.

•	Full vesting of unvested stock options and an extended option exercise period.

•	The gross-up of certain payments, subject to excise taxes under the Internal Revenue Code of 1986, as amended from time to time and any successor thereto (the “Code”) as “parachute payments,” so that the participant receives the same amount he would have received had there been no applicable excise taxes.

Additional Benefits.    Under both the standard severance plan and the change in control severance plan, a participant is entitled to receive upon a qualifying termination, medical and dental benefits (based on the cost sharing arrangement in place on the date of termination), and automobile benefits each throughout the payout period (which ranges from one year to three years) and outplacement services valued at not more than 15% of base salary.

Mr. Boyadjieff’s Employment Agreement

The Company and George Boyadjieff, our former Chief Executive Officer and Chairman of the Board, entered into an Executive Agreement as a result of the merger with Varco effective as of March 22, 2000, which provided the benefits described above under Standard Severance Plan and Change in Control Severance Plan. As part of the Company’s succession plan, Mr. Boyadjieff and the Company terminated the March 22, 2000 Executive Agreement and entered into an employment agreement as of November 29, 2002 (the “2003 Agreement”). Pursuant to the succession plan and the 2003 Agreement, Mr. Boyadjieff stepped down as Chief Executive Officer on January 1, 2003, and stepped down as Chairman of the Board at the 2003 annual meeting. The 2003 Agreement provides for Mr. Boyadjieff’s continued employment by the Company as a non-executive officer at a base salary of $325,000 per year. The 2003 Agreement was recently amended to extend Mr. Boyadjieff’s employment date from December 31, 2004 to February 28, 2005, and to extend his period of non-competition from December 31, 2006 to February 28, 2007. Mr. Boyadjieff may terminate his employment with the Company voluntarily at any time. Upon expiration of the 2003 Employment Agreement or the earlier voluntary termination by Mr. Boyadjieff, Mr. Boyadjieff will be deemed to have retired for purposes of his rights under the Company’s benefit plans.

Table of Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights at 12/31/03 (a)		Weighted-average exercise price of outstanding options, warrants and rights, at 12/31/03 (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) at 12/31/03 (c)
Equity compensation plans approved by security holders	5,551,113	(1)	$15.88	(1)	4,929,884	(2)
Employee Stock Purchase Plan approved by security holders	n/a		n/a		225,592	(2)
Equity compensation plans not approved by security holders(3)	30,176		n/a		0

Total	5,581,289	(1)	$15.88	(1)	5,155,476

(1)	Excludes 1,048,959 options with a weighted average exercise price of $14.66 per share assumed by the Company in connection with the merger of Varco International, Inc., a California corporation, with and into the Company in May 2000. The plans governing these options were terminated as to future option grants as of the time of the merger.

(2)	Excludes the 900,000 additional shares that the stockholders are being asked to approve for issuance under the Employee Stock Purchase Plan. See “Proposal 2—Approval of the Amendment to the Varco International Employee Stock Purchase Plan.”

(3)	Represents amounts accrued under our Varco International, Inc. Deferred Compensation Plan (Effective January 1, 2003) (the “DCP”), and invested in the Varco International Common Stock Fund maintained under the DCP. The DCP is a non-funded, non-qualified, defined contribution, excess benefit plan maintained for a select group of highly compensated employees and directors. Selected employees are permitted to defer compensation to the extent such employee’s contribution under our 401(k) plan is restricted or limited by governmental or 401(k) plan limitations. The Company provides a matching contribution to the employee’s contribution on a dollar-for-dollar basis up to 4% of the employee’s compensation, reduced by any match allocated to the employee under our 401(k) plan. Amounts deferred and Company matching contributions under the DCP appreciate or depreciate based upon deemed investment in different third-party investment vehicles, as specified by the participant. Prior to January 1, 2003, one of the investment vehicles was a Varco International Common Stock Fund. Effective as of January 1, 2003, no further deferrals, transfers or investments may be made into the Varco International Common Stock Fund under the DCP or our 401(k) plan. After January 1, 2003, only transfers out of this fund will be permitted. Distributions under the DCP are made upon termination of employment or Board service, hardship and upon In-Service requests (which are subject to a 10% penalty). Distributions from the DCP are payable in cash or stock to the extent stock is then credited to the participant’s account.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of our Board of Directors is pleased to present its annual report, which is intended to update stockholders on the development of our executive compensation program. This report summarizes the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the chief executive officer and executive officers was determined for 2003.

During the 2003 fiscal year, the members of the Compensation Committee were James D. Woods (Chairman), George S. Dotson, Jeffery A. Smisek and Eric L. Mattson. Mr. Mattson replaced Mr. Dotson as a member of the Compensation Committee in May 2003. The current members of the Compensation Committee are Messrs. Woods (Chairman), Mattson and Smisek. Upon recommendation of the Compensation Committee, the Board of Directors adopted a Compensation Committee Charter in February 2003. The Compensation Committee retains Frederic W. Cook & Co., an executive compensation and benefits consulting firm, to review the competitiveness of the total compensation opportunities offered by the Company to its senior executives and directors and to review and advise regarding the various compensation programs that are in place or proposed.

Executive Compensation Philosophy

In designing the Company’s executive compensation programs, we follow our belief that compensation should reflect the value created for stockholders while supporting our business strategies and long-range plans and the markets we serve. The Compensation Committee reviews and determines the compensation of our executive officers based on a compensation program that reflects the following themes:

•	A compensation program that stresses our annual financial performance and increase in the Company’s value;

•	A compensation program that strengthens the relationship between pay and performance by providing variable, at-risk compensation based on predetermined objective performance measures;

•	A compensation program that will attract, motivate and retain high quality employees who will enable us to achieve our strategic and financial performance goals; and

•	An annual incentive plan that supports a performance-oriented environment with superior performance resulting in total annual compensation above median levels.

Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to our five highest paid executives. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our five highest paid executives that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes. Cash compensation payable under our Management Incentive Plan for 2003 and stock options are intended to qualify as “performance based compensation” as defined by Section 162(m) of the Code.

Executive Compensation Components

On an annual basis the Compensation Committee, in conjunction with its compensation consultants and with input from executive management, assesses the effectiveness of the Company’s overall executive compensation program and compares the compensation levels of our executives and the Company’s performance to the compensation received by executives and the performance of similar companies. For 2003, the primary market comparisons were made to a broad group of oilfield manufacturing and service companies, adjusted for size and job responsibilities. Data sources included industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The following is a discussion of the principal components of the executive compensation program for fiscal 2003, each of which is intended to serve our overall compensation philosophy.

Base Salary.    Each executive officer’s salary is reviewed individually on an annual basis. Salary adjustments are based upon the individual’s experience and background, performance during the prior year, the general movement of salaries in the marketplace, and our financial position. Due to these factors, an executive’s base salary may be above or below the targeted points at any time. The base salary program for our executive officers and senior management team members for 2003 was established in January 2003 based, in part, on the median merit budgets for oilfield service peer companies. The Committee determined to provide each of Messrs. Smith, Maroney and Nibling a 4% cost of living increase for 2003. The increased salaries of Messrs. Winkler and Williams were determined after review of the recommendations of the compensation consultants in connection with the implementation of the succession plan, and reflect the promotions and additional responsibilities of these persons. The Compensation Committee decided to defer 2004 salary reviews until mid-year.

Performance Incentive Compensation.    The Compensation Committee administers our annual management incentive plan for executive officers and senior operations, sales and staff managers. The goal of the management incentive plan is to reward participants in proportion to our performance and/or our business unit/region for which they have a direct impact.

•	Management Incentive Plan. Our Management Incentive Plan rewards eligible employees for our achievement of objective measurable financial performance, and, in certain circumstances, on a business unit or regional or divisional basis. The Management Incentive Plan is available to executive officers and senior management team members. The level of award is based on our targeted performance and/or the targeted performance of one of our businesses or regional units compared to our actual performance or the actual performance of such business or regional unit. The performance target for 2003 was earnings per share for the executive officers. In addition, Mr. Smith’s 2003 bonus formula included certain performance targets for the Varco Services group. For all other eligible senior management members the target also included specific regional unit operational objectives, such as operating profits. The resulting performance incentive award is a percentage of the participant’s base salary, depending on the level of the employee and the level of actual performance versus targeted performance. For the fiscal year ended December 31, 2003, the Company’s corporate earnings per share did not meet the entry level value, and as a result the Company did not pay any bonuses based upon the Company’s earning per share performance. Thus, none of the executive officers, other than Mr. Smith, received a bonus for 2003. Mr. Smith received a 2003 bonus based upon Varco Service group performance, which exceeded overachievement target.

•	Incentive Bonus Alternative. The Compensation Committee has also instituted an Incentive Bonus Alternative program that is intended to allow senior management to earn a bonus in a severe downturn of the oilfield services market based on the Company’s total stockholders return measured against the Philadelphia Oilfield Services Index (“OSX”), which is comprised of the Company’s peer companies. In 2003, the Company outperformed the OSX by an amount that would have earned the executive officers half of their overachievement payout, a sum of approximately $850K. Management informed the Compensation Committee that it did not feel any payout under the alternative plan was appropriate because the Company’s outperformance of the OSX index was not accomplished in the context of a severe downturn in the oilfield services market, and the Compensation Committee agreed. As a result, no bonuses were paid under Incentive Bonus Alternative program.

Long-Term Incentive Compensation.    The primary purpose of our long-term incentive compensation is to encourage and facilitate personal stock ownership by the executive officers and thus strengthen their personal commitments to us and provide a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officer’s interests with those of our other stockholders. In addition, long-term incentives encourage management to focus on our long-term development and prosperity in addition to annual operating profits. Our primary form of long-term incentive compensation is through stock option grants.

•	Stock Option Awards. The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares of our common stock over the grant price. Accordingly, stock options have value only if our stock price appreciates from the date of grant. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term. We grant stock options to the Company’s key executives based on competitive multiples of the optionee’s base salary. Senior executives typically receive a higher multiple and, as a result, have a greater portion of their total compensation linked to increases in stockholder value. In determining the appropriate grant multiples, the Committee reviewed competitive practices and set the multiples ranging from 1.5 to 4.5 of salary (i.e., the number of option shares is determined by dividing the grant price into the applicable dollar amount of the salary multiple). Senior executives and managers are eligible to receive stock options annually with other key managers becoming eligible on a discretionary basis. Eligibility for an award does not ensure receipt of a stock option award. Options are granted at the then-current market price and generally vest in equal annual installments over a three-year period, and have a ten-year term subject to earlier termination.

•	Stock Ownership. The Committee encourages the Company’s executives to maintain a meaningful ownership interest in the Company, directly linking the interests of the executive with the enhancement of stockholder value. The Committee annually reviews the stock ownership of the Company’s executives.

Succession Plan.    In the fall of 2002, the Board of Directors implemented a succession plan, pursuant to which:

•	George Boyadjieff stepped down as Chief Executive Officer on January 1, 2003, and resigned as Chairman of the Board of Directors at the 2003 annual meeting. At the 2003 annual meeting, Mr. Boyadjieff was given the honorary title of Chairman Emeritus, which he will retain through this year’s annual meeting, at which point he will no longer serve on the Board of Directors. He will continue as a non-executive employee until February 28, 2005 at a substantially reduced salary level;

•	John F. Lauletta became the Company’s Chief Executive Officer on January 1, 2003 and was appointed as the Chairman of the Board at the 2003 annual meeting, at which time he resigned as President;

•	Joseph C. Winkler became the Company’s Chief Operating Officer on January 1, 2003, resigning his position as Chief Financial Officer at that time, and became the Company’s President at the 2003 annual meeting; and

•	Clay C. Williams became the Company’s Chief Financial Officer on January 1, 2003.

Compensation of the Chief Executive Officer.    In connection with the Succession Plan, and based in part upon the recommendations of the Committee’s compensation consultants, the Committee reviewed and revised the total compensation packages offered to Mr. Lauletta to be commensurate with his new responsibilities and title. In making its determinations, the Compensation Committee reviewed compensation data prepared by its compensation consultants concerning competitive practices in the oilfield services industry and data from executive compensation surveys. As a result of its determinations, the salary payable to Mr. Lauletta, as the Company’s new Chief Executive Officer, was set at $650,000 per year commencing January 1, 2003. Based on the Company’s earnings per share performance against target, no bonus was payable to Mr. Lauletta for 2003. Mr. Lauletta was granted 174,400 options based upon a multiple of 4.5x salary established for the chief executive officer position.

Board Compensation.    In September 2003, the Compensation Committee reviewed a report prepared by the committee’s compensation consultants (at the request of the committee) concerning competitive practices of nine selected peer companies and emerging trends in director compensation. The report illustrated that the cash and non-cash compensation paid to the non-employee directors was less than competitive and should be enhanced in several areas. In making its recommendations to the Board of Directors, the Compensation Committee noted that the state of director compensation is in a period of transition. It was further highlighted that: (a) directors are expected to attend more and longer meetings, including more executive sessions, as additional work is performed by board committees, particularly audit, compensation and corporate governance committees; and (b) the actions of directors undergo heightened scrutiny in the post Sarbanes-Oxley world. The Compensation Committee further noted the emerging trend of higher director compensation for committee chairs and meetings, and increased use of full-value shares. Based upon these findings, the Compensation Committee recommended, and the Board of Director approved, an increased annual retainer for all non-employee directors, increased annual retainers for committee chairs and committee members, increased fees for committee meetings, and replacement of the annual grant of 4,000 stock options for directors with annual awards of deferred stock units valued at $45,000. The Compensation Committee believes that these modifications are advisable to better attract and retain qualified and talented directors and to ensure that the directors are appropriately compensated for their work and responsibilities.

COMPENSATION COMMITTEE

James D. Woods, Chairman
Eric L. Mattson
Jeffery A. Smisek

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are James D. Woods (Chairman), Jeffery A. Smisek and Eric L. Mattson. None of such persons is an officer or employee of the Company or any of our subsidiaries. During 2003, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our Compensation Committee.

During 2003, the Company purchased from James D. Woods half a season of Houston Rockets NBA tickets for $66,000; the tickets were used by Varco for the entertainment of its customers. The Company paid only the face value for the tickets and Mr. Woods did not profit from the sale of the tickets.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on our common stock against the cumulative total return of a peer index of fifteen oil service companies, of which Varco is a component, known as the “Philadelphia Oilfield Service Index,” or “OSX” and the Standard & Poor’s 500 Stock Index, each for the period from December 31, 1998 to December 31, 2003.

The graph assumes $100 invested in our common stock, the OSX, and the Standard & Poor’s 500 Stock Index on December 31, 1998 and the reinvestment of all dividends.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the NYSE. These persons are required by regulations promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of copies of such reports received by us or written representations from certain reporting persons that no other reports were required, during the year ended December 31, 2003, all of our directors and executive officers and persons who own more than 10% of the outstanding shares of our common stock have complied with the reporting requirements of Section 16(a), except that (i) each of Messrs. Lauletta, Winkler, Smith, Williams, Maroney and Nibling was late filing one report concerning an exempt option grant in January 2003; (ii) Mr. Nibling was late filing two reports concerning three stock sales in December 2000; and (iii) Mr. Robert Blanchard was late filing one report concerning a stock sale in May 2003.

RELATED PARTY TRANSACTIONS

Since and prior to January 1, 2003, George S. Dotson has served as a director and executive officer of Helmerich & Payne, Inc. (“H&P”). H&P made total payments to the Company of approximately $44,000,000 during fiscal 2003 for goods and services. H&P primarily purchased drilling machinery and technical and maintenance services to support the machinery. These payments represented approximately 8.5% of the gross consolidated revenues of H&P and approximately 3.0% of our gross consolidated revenues during the calendar year ended December 31, 2003. Mr. Dotson did not receive any portion of the payments made to us as a result of his relationship with H&P.

REPORT OF AUDIT AND COMPLIANCE COMMITTEE

The Audit and Compliance Committee is comprised of independent directors and operates under a written charter adopted by the Board of Directors. For fiscal year 2003, the members of the Committee were Andre R. Horn (former Chairman), Richard A. Kertson (Chairman), L.E. Simmons, Eugene R. White and Douglas E. Swanson. Mr. Horn retired from the Board effective as of the 2003 annual meeting and Mr. Simmons resigned from the committee in May 2003. In May 2003, Mr. Kertson replaced Mr. Horn as Chairman and Mr. White replaced Mr. Simmons. The current members of the Committee are Messrs. Kertson (Chairman), Swanson and White.

Management has the primary responsibility for preparation of our financial statements and the reporting process, including the system of internal financial control. Ernst & Young LLP, the Company’s independent accountant, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor these processes and assist the Board of Directors in fulfilling its responsibilities to oversee the Company’s financial reporting process, monitor the integrity of the Company’s financial statements and monitor the independence and performance of the Company’s independent auditors. The Committee is not providing any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent auditor’s work.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee’s discussions with the independent accountants included the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The independent accountants provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee discussed with the independent accountants the accountants’ independence from us and our management.

The Committee discussed with the Company’s Director of Internal Audit and the independent accountants the overall scope and plans for their audits. The Committee met with the internal auditors and independent accountants, with and without management present, and discussed the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

AUDIT AND COMPLIANCE COMMITTEE

Richard A. Kertson, Chairman
Douglas E. Swanson
Eugene R. White

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

The fees billed by Ernst & Young LLP, our independent public accountants, with respect to the years ended December 31, 2002 and December 31, 2003 were as follows:

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2002 and December 31, 2003, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the applicable year, and performance of statutory audits for the applicable year were approximately $1,135,000 and $1,438,000, for fiscal 2002 and fiscal 2003, respectively.

Audit Related Fees

The aggregate fees billed for services rendered by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements for the years ended December 31, 2002 and December 31, 2003 were approximately $60,000 and $150,000, respectively. Audit related fees consist primarily of professional services for benefit plan financial statements and related Form 11-K audits, as well as due diligence services.

Tax Fees

The aggregate fees billed for tax compliance, tax advice and tax planning were approximately $277,000 and $359,000 for the years ended December 31, 2002 and December 31, 2003, respectively.

Financial Information Systems Design and Implementation Fees

We did not engage Ernst & Young LLP to provide advice to us regarding financial information systems design and implementation during fiscal 2003.

All Other Fees

Other fees billed for services rendered by Ernst & Young LLP consisting of certain benefit plan analysis for the years ended December 31, 2002 and December 31, 2003 were approximately $245,00 and $70,000, respectively.

The Audit and Compliance Committee has reviewed the non-audit services provided by Ernst & Young LLP and determined that the provision of these services during fiscal 2003 is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policy

The Audit and Compliance Committee pre-approves all audit and permissible non-audit fees, provided, however, the Audit and Compliance Committee has adopted a policy that authorizes a certain amount of fees per year to be paid to Ernst & Young LLP in performing services related to (i) acquisition and due diligence matters, and (ii) consultation and accounting treatment issues, without obtaining such pre-approval.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Ernst & Young LLP was approved in advance by our Audit and Compliance Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

PROPOSAL 1—ELECTION OF DIRECTORS

General

At March 22, 2004, we have ten directors. Our certificate of incorporation requires that there be a minimum of one and a maximum of fifteen directors, as determined by the Board of Directors. George Boyadjieff and Eugene White are retiring from service on our Board effective as of immediately prior to the annual meeting The Company thanks Messrs. Boyadjieff and White for their years of service and dedication to the Company and the Board of Directors. The authorized number of directors, as determined by the Board of Directors, has been fixed at nine effective immediately prior to the annual meeting after giving effect to the retirement of Messrs. Boyadjieff and White. Directors are elected at each annual meeting of our stockholders and hold office until their successors are duly elected and qualified at the next annual meeting.

Nominees

Nine directors are to be elected at the annual meeting. Upon the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated the persons set forth below for election as directors at this annual meeting. The nominees include each of our eight current continuing directors, and Greg L. Armstrong. Other than Mr. Armstrong, each of the nominees for election currently serves as a director for us and was elected by the stockholders to his present term of office. Mr. Armstrong was recommended to the Nominating/Corporate Governance Committee as a candidate for a directorship by one of the Company’s non-management directors. The Nominating/Corporate Governance Committee commenced a thorough review of the qualifications and independence of Mr. Armstrong and strongly supports his nomination.

All nominees have consented to serve if elected. We do not anticipate that any of the nominees will become unavailable to serve for any reason, but if that should occur before the annual meeting, proxies will be voted for another nominee or nominees selected by the our Board of Directors.

The nominees are as follows:

Name	Age	Position with the Company
John F. Lauletta	59	Director, Chairman of the Board and Chief Executive Officer
Greg L. Armstrong	46	Not Applicable
George S. Dotson	63	Director
Richard A. Kertson	64	Director
Eric L. Mattson	52	Director
L.E. Simmons	57	Director
Jeffery A. Smisek	49	Director
Douglas E. Swanson	65	Director
James D. Woods	72	Director

Set forth below are descriptions of the backgrounds of the nominees and their principal occupations for at least the past five years and their public-company directorship positions as of March 22, 2004.

John F. Lauletta.    Mr. Lauletta has served as our Chief Executive Officer since January 1, 2003, our Chairman of the Board since May 2003 and has served on our Board of Directors since April 1996. From April 1996 until May 2003, Mr. Lauletta served as our President. From May 2000 until January 2003, Mr. Lauletta was our Chief Operating Officer, and from April 1996 until May 2000, he was our Chief Executive Officer. From 1993 until April 1996, Mr. Lauletta was the President and Chief Executive Officer of D.O.S., Ltd., a provider of solids control equipment and services to the oil and natural gas industry—which we acquired in April 1996. From 1973 until 1993, Mr. Lauletta was with Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries, holding several executive positions.

Greg L. Armstrong.    Mr. Armstrong is the Chairman of the Board and Chief Executive Officer of Plains All American GP LLC, and the general partner and controlling entity of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminating, and storing crude oil. Mr. Armstrong served as the President, Chief Executive Officer and director of Plains Resources, Inc. from 1992 to May 2001. He previously served Plains Resources, Inc. as: President and Chief Operating Officer from October to December 1992; Executive Vice President and Chief Financial Officer from June to October 1992; Senior Vice President and Chief Financial Officer from 1991 to 1992; Vice President and Chief Financial Officer from 1984 to 1991; Corporate Secretary from 1981 to 1988; and Treasurer from 1984 to 1987. Mr. Armstrong also serves as a director of the Petroleum Club of Houston and the Independent Petroleum Association of America and is a member of the National Petroleum Council.

George S. Dotson.    Mr. Dotson has served on our Board of Directors since May 2000, and from February 1997 to May 2000 he served as a director of Varco. Mr. Dotson is a director and Vice President of Helmerich & Payne, Inc. and is President of its subsidiary, Helmerich & Payne International Drilling Co., an NYSE listed owner-operator of drilling rigs, providing drilling services to both the land and offshore oil and gas drilling industry. Mr. Dotson has held these positions since 1977. Mr. Dotson is also a director of Atwood Oceanics, Inc., an NYSE listed international off-shore drilling company.

Richard A. Kertson.    Mr. Kertson has served on our Board of Directors since August 2000. Mr. Kertson was Vice President—Finance and Chief Financial Officer of Varco from May 1984 until his retirement in February 2000. Mr. Kertson had been Controller of Varco Oil Tools from January 1982 until May 1984 and joined Varco in October 1975 as Director of Management Information Services.

Eric L. Mattson.    Mr. Mattson has served on our Board of Directors since January 1994. Since November 2003, Mr. Mattson has been Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. Netrail filed for Chapter 11 Bankruptcy protection in the Northern Georgia district of the United States Bankruptcy Court in July 2001. In November 2002, the Bankruptcy Court approved Netrail’s plan of liquidation and appointed a Trustee to effect the plan. At that time, Mr. Mattson ceased to be the Chief Financial Officer of Netrail. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. For more than five years prior to 1993, Mr. Mattson was Vice President and Treasurer of Baker Hughes.

L.E. Simmons.    Mr. Simmons has served on our Board of Directors since April 1996 and was Chairman of our Board from April 1996 until May 2000. Mr. Simmons has served for more than five years as President and a director of L.E. Simmons & Associates and SCF Partners, L.P., which serves as the general partner for various investment limited partnerships. Mr. Simmons is also a director of Zions Bancorporation, an NYSE listed multi-bank holding company, Chairman of the Board of Oil States International, Inc., an NYSE listed provider of oil and gas drilling services, and a director of Express Jet Holdings, Inc., an NYSE listed regional jet airline.

Douglas E. Swanson.    Mr. Swanson has served on our Board of Directors since October 1997. Mr. Swanson has been President, Chief Executive Officer, and a director of Oil States International, Inc., an NYSE listed provider of oil and gas drilling services, since January 2000. Mr. Swanson was the President, Chief Executive Officer and Chairman of the Board of Cliffs Drilling Company, an international oil service and engineering company, from 1992 to August 1999. After retirement from Cliffs Drilling Company in August 1999 until January 2000, Mr. Swanson pursued personal interests. From 1978 to 1992, Mr. Swanson was an Executive Vice President of Cliffs Drilling Company.

Jeffery A. Smisek.    Mr. Smisek has served on our Board of Directors since February 1998. Mr. Smisek was elected Executive Vice President of Continental Airlines, Inc. in March 2003. Prior to his election as Executive

Vice President, Mr. Smisek served as Executive Vice President—Corporate of Continental Airlines, Inc. since May 2001. From November 1996 to May 2001, Mr. Smisek was Executive Vice President, General Counsel and Secretary of Continental Airlines, Inc. Mr. Smisek is also a director of Orbitz, Inc., a Nasdaq listed online travel distribution company.

James D. Woods.    Mr. Woods has served on our Board of Directors since May 2000, and from 1988 until May 2000 he served as a director of Varco. Mr. Woods is the Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated. Mr. Woods was Chief Executive Officer of Baker Hughes from April 1987, and Chairman from January 1989, in each case until January 1998. Mr. Woods is also a director of ESCO Technologies, an NYSE listed supplier of engineered filtration precuts to the process, healthcare and transportation markets, Integrated Electrical Services, an NYSE listed national provider of electrical services, Foster Wheeler Ltd., an OTC traded holding company of various subsidiaries which provides a broad range of engineering, design, construction and environmental services and OMI Corporation, an NYSE listed bulk shipping company providing seaborne transportation services primarily of crude oil and refined petroleum products. Mr. Woods is also a director of USEC Inc., an NYSE listed supplier of enriched uranium.

We are not aware of any family relationships between any of the foregoing nominees for director or between any nominee and any executive officer.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NINE NOMINEES NAMED ABOVE.

Meetings and Standing Committees

Our Board of Directors held seven meetings and took action twice by written consent during the year ended December 31, 2003. Each director attended at least 75% of the aggregate of the total number of meetings of our Board of Directors held during this period and of the total number of meetings held during such period by all committees of our Board of Directors on which that director served. Our Board of Directors held four executive sessions during 2003, which sessions are presided over by a lead independent director, which position is rotated among our independent directors on a seniority basis. It is the Company’s policy that all of our directors attend the annual meeting in person, absent a personal emergency. All of our then current directors attended the 2003 annual meeting.

We currently have a standing Audit and Compliance Committee, Compensation Committee and Nominating/Corporate Governance Committee; a copy of the charter for each of these committees can be found at our website, www.varco.com and is available to stockholders upon request made to the Secretary of the Company at Varco International, Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042. The members of each committee as of March 22, 2004 are as follows:

Audit and Compliance	Nominating/Corporate Governance	Compensation
Richard A. Kertson (Chair)	Jeffery A. Smisek (Chair)	James D. Woods (Chair)
Douglas E. Swanson	Eugene R. White(2)	Eric L. Mattson
Eugene R. White (1)	James D. Woods	Jeffery A. Smisek

(1)	Mr. White is retiring from the Board effective as of the annual meeting. The Board expects to appoint Mr. Armstrong to the Audit and Compliance Committee if he is elected to the Board at the annual meeting.

(2)	Mr. White is retiring from the Board effective as of the annual meeting. The Board expects to reduce the size of the Nominating/Corporate Governance Committee to two members effective as of the annual meeting.

Board Independence

Our Board of Directors has determined that each of Messrs. Armstrong, Kertson, Mattson, Simmons, Smisek, Swanson and Woods has no material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company) and each is thus “independent.” The Board also determined that each member of the Audit and Compliance, Nominating/Corporate Governance and Compensation Committees is “independent” as required by the applicable listing standards of the NYSE. The Board determined that each of Messrs. Lauletta and Dotson had a material relationship with the Company that prohibited such person from being considered independent. Our Board of Directors established and employed the following categorical standards in determining whether a relationship is material and, thus, would disqualify a director from being independent:

•	In any of the past three fiscal years, the director was an employee of the Company or any of its subsidiaries, or an immediate family member of the director was an executive officer of the Company or any of its subsidiaries;

•	In any of the past three fiscal years, the director (or an immediate family member of the director) received more than $100,000 in a single year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	In any of the past three fiscal years, the director was affiliated with or employed by a present or former internal or external auditor of the Company or an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company;

•	In any of the past three fiscal years, the director (or an immediate family member of the director) was employed as an executive officer of another company where any of the Company’s executives served on that company’s compensation committee;

•	The director (or an immediate family member) was an executive officer or employee of another company that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which in any of the past three fiscal years exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues, or in the past or current fiscal year exceeded five percent (5%) of the Company’s consolidated gross revenues for such fiscal year;

•	The director (or an immediate family member of the director) was an affiliate of a company that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount in the past or current fiscal year that exceeded five percent (5%) of either the Company’s or such other company’s consolidated gross revenues for its last full fiscal year;

•	The director (or an immediate family member of the director) is an affiliate or executive officer of another company to which the Company was indebted during the past or current fiscal year and the total amount of indebtedness exceeds five percent (5%) of the total consolidated assets of the Company at the end of such fiscal year;

•	The director (or an immediate family member of the director) is an officer, director or trustee of a charitable organization where the Company’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, in the last or current fiscal year exceeds the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues;

•	The director (or an immediate family member of the director) is a member of, or of counsel to, a law firm that the Company has retained in the past fiscal year or proposes to retain during the current fiscal year;

•	The director (or an immediate family member of the director) is a partner or an executive officer of any investment banking firm that has performed services for the Company in the past fiscal year, other than as a participating underwriter in a syndicate, or that the Company proposes to have perform services during the current fiscal year; or

•	The director is in a position of any substantially similar relationship to those listed above of which the Board is aware.

For purposes of the foregoing, “affiliate” includes any person beneficially owning directly or indirectly in excess of 10% of the voting power of, or is a general partner or a managing member of, such entity.

Committees

Audit and Compliance Committee.    The members of the Audit and Compliance Committee during 2003 were Andre R. Horn (former Chairman), Richard A. Kertson (Chairman), L.E. Simmons, Eugene R. White and Douglas E. Swanson. In May 2003, upon recommendation of the Nominating Committee, the Board appointed Mr. Kertson as Chairman to replace Mr. Horn (who retired from the Board of Directors) and Mr. White to replace Mr. Simmons (who resigned from committee service). Mr. White is retiring from the Board of Directors effective as of the 2004 annual meeting. Our Nominating/Corporate Governance Committee has reviewed the qualifications and experience of each of our directors to determine the appropriate person to replace Mr. White on the Audit and Compliance Committee. The Nominating/Corporate Governance Committee currently expects to recommend that Mr. Armstrong, if elected to the Board of Directors, should be appointed to serve on the Audit and Compliance Committee. The Board of Directors has determined that each of Messrs. Armstrong, Kertson and Swanson is a financial expert within the meaning of the SEC rules. The Audit and Compliance Committee met six times during the fiscal year ended December 31, 2003.

The Audit and Compliance Committee operates pursuant to a written charter that was adopted by the Board of Directors in November 2002 and last amended as of April 2004, a copy of which is attached hereto as Annex B. The Board expects to further review the charter at its annual meeting in May 2004. The Committee’s responsibilities include selecting our independent auditors and approving their fees and other significant compensation, as well as reviewing:

•	our annual financial statements and quarterly results;

•	the adequacy and effectiveness of our systems of internal accounting controls;

•	any significant matters identified as a result of our independent accountants’ procedures;

•	the annual and quarterly earnings press releases prior to their respective release;

•	the independent auditors’ audit plan and engagement letter;

•	the independence and performance of our independent auditors;

•	the list of reports prepared by our internal audit department;

•	the appointment, performance and replacement of our senior internal audit executive;

•	the budget, plan and changes in plan, activities and qualifications of the internal audit department;

•	material legal matters and potential conflicts of interest;

•	our code of ethical conduct and its enforcement; and

•	the adequacy and succession planning of the Company’s accounting and financial personnel.

Compensation Committee.    The members of our Compensation Committee during 2003 were James D. Woods (Chairman), George S. Dotson, Jeffery A. Smisek and Eric L. Mattson. Mr. Mattson replaced Mr. Dotson as a member of the Compensation Committee in May 2003. The Compensation Committee met four times and acted by written consent once during the fiscal year ended December 31, 2003. Upon recommendation of the Compensation Committee, the Board of Directors adopted a Compensation Committee Charter in February 2003. The Compensation Committee’s responsibilities currently include:

•	Establishing the Company’s compensation philosophy and strategy;

•	Reviewing and approving the total compensation of the Company’s executive officers, members of senior management and other key employees with a salary of $250,000 or more;

•	Establishing the total compensation of the CEO in light of his performance relative to corporate goals and objectives determined by the Compensation Committee;

•	Reviewing and recommending to the full Board of Directors any new executive compensation plans or amendments to existing plans requiring shareholder or Board approval;

•	Approving any employment, change in control or severance agreements or contracts;

•	Administering the long-term incentive, equity participation and other employee benefit and retirement plans, making recommendations regarding new or revised plans, and oversight of regulatory compliance of pension and similar plans;

•	Reviewing and making recommendations concerning Board of Directors’ compensation programs; and

•	Performing other related functions upon request of the Board of Directors.

Nominating/Corporate Governance Committee.    The members of our Nominating/Corporate Governance Committee during 2003 were L.E. Simmons (former Chairman), George S. Dotson, Jeffery A. Smisek (Chairman), Eugene R. White and James D. Woods. In May 2003, Messrs. Simmons and Dotson resigned and Mr. Woods was appointed to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee met five times during the fiscal year ended December 31, 2003. The Nominating/Corporate Governance Committee’s responsibilities include reviewing suggestions of candidates for director made by directors, stockholders, management and others and making recommendations to the Board of Directors regarding the composition of the Board of Directors and nomination of individual candidates for election to the Board of Directors. The Nominating/Corporate Governance Committee is also responsible for developing and recommending to the Board of Directors standards, consistent with the requirements of law or the NYSE, to be applied in making determinations as to the absence of relationships between the Company or its subsidiaries and a director which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nominating/Corporate Governance Committee is further charged with developing and recommending corporate governance principles and overseeing annual evaluations of the Board of Directors and management. Our Corporate Governance Guidelines set forth goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our Corporate Governance Guidelines may be found on our website located at www.varco.com and is available to stockholders upon request made to the Secretary of the Company at Varco International, Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042

The Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee generally polls the Board of Directors and members of management for their recommendations. The Nominating/Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts and analysts. The Nominating/Corporate Governance Committee may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of all candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. In addition to those attributes detailed in our Corporate Governance Guidelines, factors considered by the Nominating/Corporate Governance Committee in recommending candidates for Board of Directors membership include, but are not limited to (in no particular order):

•	technical, operational and/or economic knowledge of the Company’s business and industries;

•	experience at the executive level in operational, financial and/or administrative management;

•	financial and risk management acumen; and

•	experience in or familiarity with international business, markets and cultures, technological trends and developments, and corporate securities and tax laws.

While a candidate may not possess every experience requirement, his or her background should reflect the vast majority of the requirements and he or she should possess substantially the following attributes:

•	a track record of success in a publicly traded company;

•	integrity and commitment to the highest ethical standards;

•	consistent availability and commitment to attending Board meetings;

•	an ability to challenge and share ideas in a positive and constructively critical manner and to be responsive to the needs of the Company; and

•	an ability to communicate effectively with other Board members.

Recommendations received by stockholders in accordance with the stockholder nominations guidelines below will be processed and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will consider stockholder suggestions for nominees for directorship and have a policy to consider any candidates recommended by stockholders who have held a minimum of 1% of the Company’s outstanding voting securities for at least one year. In order for the Nominating/Corporate Governance Committee to consider a stockholder nomination, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on the Board of Directors. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of Company stockholdings. All communications should be submitted in writing to the Chairman of the Nominating/Corporate Governance Committee, c/o Secretary, Varco International, Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042. Recommendations received after 120 days prior to the mailing of the proxy will likely not be considered timely for consideration at that year’s annual meeting.

Board Compensation and Benefits

Based upon recommendations of our Compensation Committee and its compensation consultants, the Board of Directors approved modifications to our non-employee director compensation program, effective as of October 1, 2003. Each of our non-employee directors is entitled to receive $45,000 per year (previously $30,000) as an annual retainer for service on the Board of Directors, plus $1,500 for each meeting attended in person and $500 per telephonic meeting of the Board of Directors (previously the same). In addition, the members of the Audit and Compliance Committee are entitled to an additional annual retainer in the amount of $15,000 for the Chair (previously $4,500) and $7,500 for all other members (previously none). The members of the

Compensation Committee and the Nominating/Corporate Governance Committee are entitled to receive an additional annual retainer in the amount of 10,000 for the Chair (previously $4,500) and $5,000 for all other members (previously none). Each member of these committees, including the Chair, is entitled to receive an attendance fee of $1,500 (previously $1,000) for each committee meeting attended in person and $500 (previously the same) for each committee meeting attended telephonically.

In 2003, each non-employee director was automatically granted options to purchase 4,000 shares on the date of the 2003 annual meeting of stockholders with an exercise price of $21.00 per share, pursuant to the terms of our 2003 Equity Participation Plan. Upon recommendation of the Compensation Committee and its consultants, the Board of Directors approved the annual grant of deferred stock units pursuant to the 2003 Equity Participation Plan with a total value of $45,000 (valued based on the closing price of our common stock on the date of grant) to each non-employee director in lieu of the automatic grant of options to purchase 4,000 shares on the date of each annual meeting of stockholders. No automatic option grants will be made under the 2003 Equity Participation Plan commencing with the 2004 annual meeting and continuing at least for as long as the deferred stock unit program is in place. The deferred stock units are granted automatically on the date of the annual grant of employee stock options to employees of the Company generally, commencing with the January 2004 employee option grants. Each deferred stock unit vests one year from the date of grant. Deferred stock units also vest fully in the event of retirement, death or disability. Each director may make an election at or prior to each annual grant as to the timing of the distribution of the underlying shares of common stock to either be: (i) one year following the date grant, (ii) five years following the date of grant, or (iii) upon retirement/termination of Board service. There are no stockholder rights associated with the deferred stock units and such rights only occur upon issuance of the underlying common stock.

During 2003, Messrs. Simmons and Swanson participated in our Deferred Compensation Plan, pursuant to which non-employee directors are permitted to defer all or a portion of the compensation they receive from us in directors fees. The plan is a non-qualified, and non-funded plan. The fees deferred are deemed invested into specified investment vehicles, as determined by the participant. Effective as of January 1, 2003, the Varco International Common Stock Fund under this plan was terminated. Thus, participants are no longer permitted to make deferrals into or transfer funds held under the plan into the Varco International Common Stock Fund. See footnote (3) to the “Table of Equity Compensation Plan Information” above.

Stockholder Communications with the Board of Directors

Stockholders may communicate with our non-management Board members by written mail addressed to the Chairman of the Nominating/Corporate Governance Committee, care of Corporate Secretary, Varco International, Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042. Stockholders are encouraged to include proof of ownership of our stock in such communications. The Secretary will forward all communications to the Chairman of the Nominating/Corporate Governance Committee.

Code of Ethics

We have a code of business conduct and ethics for officers and employees and a separate code of ethics for our non-employee directors, both of which can be found at www.varco.com and is available to stockholders upon request made to the Secretary of the Company at Varco International, Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042. These codes summarize the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our CEO and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes Oxley Act of 2002 and the NYSE listing standards. We intend to disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer principal accounting officer, controller and persons performing similar functions on our website at www.varco.com within five business days or as otherwise required by the SEC or the NYSE.

PROPOSAL 2—APPROVAL OF THE AMENDMENT TO

THE VARCO INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

You are asked to approve an amendment to the Company’s Employee Stock Purchase Plan, which increases the number of shares available for issuance thereunder by 900,000 shares from 998,172 shares to 1,898,172 shares.

In connection with the merger in 2000 of Varco into the Company, we assumed the Varco 1980 Employee Stock Purchase Plan. Effective April 1, 2001, the Varco 1980 Employee Stock Purchase Plan was amended and restated and is now known as the Varco International Employee Stock Purchase Plan (the “ESPP”). In February 2004, our Compensation Committee and our Board of Directors each unanimously approved the amendment to the ESPP increasing the authorized number of shares by 900,000 shares (the “Amendment”). The ESPP is intended to qualify under Section 423 of the Code as an Employee Qualified Stock Purchase Plan. In general, the ESPP authorizes us to sell shares of our common stock (through payroll deductions) to our employees and employees of certain of our subsidiaries, in six-month offering periods, at a purchase price of 85% of the fair market value of such shares and without commissions and other charges.

Our Board of Directors recommends that our stockholders approve the Amendment. As of the record date, approximately 225,000 shares of our common stock were available for issuance under the ESPP; this does not give effect to the shares that will be issued upon the close of the current offering period on March 31, 2004. The Amendment increases the total number of shares of the common stock that may issued under the ESPP by 900,000 shares, from 998,172 shares to 1,898,172 shares with approximately 1,125,000 remaining available for grant after the record date. Over the past few years we have encouraged participation in the ESPP in order to further align the interests of more employees with the interests of our stockholders. Our Board of Directors believes that stockholder approval of the Amendment is necessary to ensure that an adequate number of shares of our common stock will be available for such increased participation over approximately the next two to three years. Our Board of Directors believes that it is in our best interest and that of our stockholders to approve the Amendment because the ability to sell additional shares of our common stock to our employees at a discount from the then-current market price and without commissions and other charges will assist us in attracting and retaining experienced and capable persons who can make significant contributions to our further growth and success.

Description of the ESPP

Set forth below is a general description of the material terms of the ESPP, as proposed to be amended. A copy of the Amendment to the ESPP is attached hereto as Annex A. A copy of the ESPP is on file with the SEC and may be obtained by request to the Secretary of the Company, Varco International, Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042. The principal features of the ESPP are summarized below, but the summary is qualified by reference to the ESPP itself. We encourage you to read the ESPP carefully.

Shares Issuable Under the ESPP

After giving effect to the Amendment, a maximum of 1,898,172 shares of our common stock may be sold under the ESPP. Of this number, 770,550 shares have been issued as of March 22, 2004 under the ESPP. Shares sold under the ESPP may be authorized but unissued shares, reacquired shares, or shares purchased on the open market. The ESPP provides for appropriate adjustment in the number of shares that may be sold under the ESPP in the event of stock dividends, split-ups, consolidations, recapitalizations, reorganizations or like events. For all offering periods ending in a given calendar year, purchases under the ESPP are limited to no more than an aggregate of $25,000 worth of our common stock (valued at the beginning of each offering period). Also, participants may not purchase more than 20,000 shares of our common stock in any offering period.

Eligibility and Election to Participate

All of our employees or employees of certain of our participating subsidiaries (as determined by the administrator) whose customary employment is more than 20 hours per week and more than five months in any calendar year are eligible to participate in the ESPP. An employee shall not be eligible to participate in the ESPP if immediately after the grant the employee owns 5% or more of the total combined voting power or value of all classes of our capital stock or capital stock of certain of our subsidiaries as determined under Sections 423(b)(3) and 424(d) of the Code. Currently approximately 8,795 persons are eligible to participate in the ESPP.

Each eligible employee participates in the ESPP by means of a payroll deduction. The eligible employee is required to deliver to us no later than five working days before the date of commencement of the offering period a completed and executed written payroll deduction authorization. The authorized payroll deduction may be in amounts not less than $5.00 on each payday and shall not exceed 10% of such participant’s base pay. The cash compensation payable to each participant during any offering period is reduced on each payday through the payroll deduction in an amount equal to the stated percentage of base pay specified in the authorization and such amount is credited to the participant’s account under the ESPP.

Options Granted are Automatically Exercised

We offer options under the ESPP to all eligible employees in successive six-month offering periods. The offering periods last six months each. An offering period begins on April 1 and continues through September 30, and begins again on October 1 and continues through March 31, of each year, or such other date or dates as the Administrator may from time to time determine. On the first day of each offering period a participant is granted an option to purchase shares of our common stock, which option will be automatically exercised on the last day of the offering period, resulting in the automatic purchase of our common stock on the last day of the offering period.

Each participant in the ESPP automatically and without any act on such participant’s part is deemed to have exercised such option on the last day of the offering period to the extent that the balance in the participant’s account under the ESPP is sufficient to purchase whole shares of our common stock subject to the option at the applicable option price, including fractional shares.

Payment of Shares Through Payroll Deductions

The price per share of our common stock purchased under the ESPP is different for each offering period. The price payable for an offering period is equal to 85% of the lesser of (i) the fair market value of our common stock on the date of grant (i.e., the first day of the offering period) with respect to the offering period or (ii) the fair market value of our common stock on the date of exercise (i.e., the last day of the offering period) with respect to the offering period. Thus, the lower of the two stock prices (i.e., fair market value on the date of exercise or on the date of grant with respect to the offering period) is selected and is then discounted by 15%.

The fair market value of a share of our common stock on any day will be the per share closing price for our common stock as reported on the NYSE for that day. If there is no trading on that day, the closing price on the preceding trading day will be used. The closing price of a share of our common stock on March 22, 2004 was $18.77.

Shares are purchased under the ESPP solely through payroll deductions. The minimum payroll deduction is $5.00 per payroll and the maximum deduction is 10% of a participant’s base pay. Base pay excludes overtime pay, bonuses, extended workweek premiums, incentive pay and any other special payments, fees or allowances. All payroll deductions are made on an after-tax basis. Deductions are taken from each paycheck that is paid during the offering period. The amount of payroll deductions may not be changed during an offering period.

Withdrawal from the ESPP and Termination of Participation

Any participant may withdraw from participation under the ESPP at any time. Upon withdrawal, the balance in the participant’s account under the ESPP will be refunded in cash or by check, without interest. A participant who withdraws from the ESPP and who is still an eligible employee is eligible to participate again in the ESPP as to any subsequent offering periods.

Except in the case of death of the participant, the participant’s participation in the ESPP automatically terminates on the date of termination of the participant’s employment with us. Upon such termination, the balance in the participant’s account will be refunded in cash or by check, without interest. In the case of death, the participant’s estate is required to notify us of such participant’s estate’s desire to have the balance of the participant’s account under the ESPP refunded in cash or by check. Upon receipt of such notice, the participant’s payroll deduction authorization, interest in the ESPP and option under the ESPP terminate and we are required to refund the balance in the participant’s account in cash or by check. If we do not receive such notice prior to the next date of the exercise under the ESPP, the participant’s option is deemed to have been exercised on such date of exercise.

Miscellaneous

Options are not transferable by the participants other than by will or the laws of descent and distribution and are exercisable during a participant’s lifetime only by the participant.

Our Board of Directors or a committee comprised of one or more Board members and appointed by our Board of Directors is responsible for administering the ESPP (the “Administrator”). The Administrator has the power and authority to interpret and construe any and all provisions of the ESPP, and to adopt rules and regulations for the administration of the ESPP. The Administrator or our Board of Directors has the power to designate the subsidiaries that participate in the ESPP. The Administrator or our Board of Directors may amend the ESPP at any time, but must obtain stockholder approval for any amendment that (i) increases the number of shares that may be issued under the ESPP, (ii) decreases the purchase price payable under the ESPP, or (iii) would cause the ESPP to no longer be an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Whenever any change is made in our common stock subject to the ESPP or subject to rights outstanding under the ESPP, by reason of stock dividend, subdivision, combinations or reclassification of shares, appropriate action will be taken by the Administrator to adjust accordingly the number of shares and exercise price of such shares subject to the ESPP.

No participant will have any rights as a stockholder as to the shares of our common stock covered by an option until such shares have been issued and delivered to the participant or his or her account following the exercise of such employee’s option. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date of such issuance.

Certain Federal Income Tax Consequences of the ESPP

The following summarizes the Federal income tax consequences of an employee’s participation in the ESPP and is not intended to be a complete description of the tax consequences. This summary does not address Federal employment taxes, state and local income taxes and other taxes that may be applicable.

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, in connection with the grant or the exercise of an option under the plan.

Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the offering period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the offering period in which such shares were acquired and more than one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period, and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE VARCO INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Ernst & Young LLP has been our independent auditor since 1988, and the Audit and Compliance Committee desires to continue to engage the services of this firm for the fiscal year ending December 31, 2004. Accordingly, the Board of Directors, upon the recommendation of the Audit and Compliance Committee, has reappointed Ernst & Young LLP to audit our and our subsidiaries’ financial statements for fiscal year 2004 and to report on these financial statements. Our stockholders are being asked to vote upon ratification of this selection. If our stockholders do not ratify the selection, the Audit and Compliance Committee will reconsider the selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2004.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

It is currently contemplated that our 2005 Annual Meeting of Stockholders will be held on or about May 19, 2005. In the event that a stockholder desires to have a proposal considered for presentation at the 2005 Annual Meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Secretary so that it is received no later than December 21, 2004. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2005 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal on or before March 7, 2005. If the notice is not received by March 7, 2005 it will be considered untimely under Rule 14a-4(c)(1) of the SEC’s proxy rules, and we will have discretionary voting authority under proxies solicited for the 2005 Annual Meeting of Stockholders with respect to such proposal, if presented at the meeting.

Proposals and notices should be directed to the attention of the Secretary, Varco International, Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Securities Exchange Act that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Report of the Compensation Committee of our Board of Directors, the report of the Audit and Compliance Committee of our Board of Directors and the Performance Graph contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act or the Securities Exchange Act. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters that may be presented for consideration at the annual meeting. However, if any other matter is presented properly for consideration and action at the annual meeting, or any adjournment or postponement of the meeting, it is intended that the proxies will be voted on any such matters in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

James F. Maroney, III
Vice President, Secretary and General Counsel

April 20, 2004

ANNEX A

THIRD AMENDMENT TO THE

VARCO INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

This Third Amendment (“Amendment”) to the Varco International Employee Stock Purchase Plan, as Amended and Restated Effective as of April 1, 2001 (the “Plan”), is adopted by Varco International, Inc., a Delaware corporation (the “Company”), effective as of February 19, 2004.

Capitalized terms used in this Amendment shall have the meanings assigned to them in the Plan.

AMENDMENT

Section 6.1 of Plan is hereby deleted and Section 6.1 of the Plan is restated in its entirety as follows:

6.1    Shares Subject to the Plan.    The aggregate number of shares of Company Stock that may be sold under the Plan on or after March 31, 2001 shall not exceed One Million Eight Hundred Ninety-Eight Thousand One Hundred Seventy-Two (1,898,172). These shares may be authorized but unissued shares, reacquired shares, or shares purchased on the market for purposes of the Plan.

*************

The undersigned, James F. Maroney, III, Vice President, General Counsel and Secretary of the Company, hereby certifies that the Board of Directors adopted the foregoing Amendment on February 19, 2004 and the stockholders of the Company adopted the foregoing Amendment on May 20, 2004.

Executed at Houston, Texas this              day of May 2004.

James F. Maroney, III Vice President, General Counsel and Secretary of Varco International, Inc.

A-1

ANNEX B

VARCO INTERNATIONAL, INC.

Charter of the Audit Committee of the Board of Directors

I.    Audit Committee Purpose.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.

II.    Audit Committee Organization

The Audit Committee shall be comprised of three or more independent non-employee directors; Members will be appointed annually by the Board, which will also designate the Chairman of the Committee. All members of the Committee shall have a basic understanding of finance and accounting and shall be able to read and understand financial statements, and one member shall have accounting or related financial management expertise.

The Committee shall meet at least three times annually and may hold such meetings, as it deems appropriate. The Chief Financial Officer shall prepare an agenda in advance of each meeting and have it approved by the Chairman.

At each regular meeting, the Committee shall meet as a group and then separately, with the Independent Accountants, the Chief Financial Officer and the Senior Internal Auditor to discuss current matters relevant to the Charter of the Committee.

III.    Audit Committee Responsibilities and Duties

A.	Review Procedures

The Committee’s responsibilities shall be to oversee and review the Company’s reporting and accounting practices and to consult with the Company’s independent accountants, internal auditors and management with respect thereto. In particular, the Committee shall:

1.	Review the Company’s annual financial statements and the results of the annual audit prior to filing or distribution. This review should include discussing with management and independent accountants significant issues or changes regarding accounting principles, practices and judgments and the independent accountant’s evaluation of the quality of the Company’s accounting principles.

2.	Review the adequacy and effectiveness of the Company’s system of internal accounting controls and consult with the independent accountants regarding their evaluation of weaknesses in such controls and recommendations for improvements and the status of prior recommendations and any management letters issued by them. Discuss significant financial risks and the step management has taken to monitor control and report each exposure.

3	Review or designate the Chairman of the Committee to review, with financial management and the independent accountants the Company’s quarterly financial results prior to the filing of the quarterly financial statements, any significant matters identified as a result of the independent accountants’ interim procedures and any item required to be communicated by them in accordance with SAS61. In addition, the Committee or the Chairman (as designated) is to review the annual and quarterly earnings press releases(s) prior to their respective release.

B-1

4.	Review the independent accountants’ audit plan and engagement letter. Discuss the scope, procedures and timing of the audit, reliance upon management and internal audit. Review the scope of any other services to be performed by the independent accountants.

5.	Review the independence and performance of the independent accountants, ensure that the independent accountants submit at least annually to the Committee a formal written statement delineating all relationships between the independent accountants and the Company and discuss with the independent accountants all relationships they have with the Company that could impair their independence.

6.	Approve the fees and other significant compensation to be paid to the independent accountants.

7.	Retain or replace the independent accountants, which firm shall report directly to the Committee.

8.	Review the list of reports prepared by the internal audit department. Discuss significant findings, management response and follow-up.

9.	Review the appointment, performance and replacement of the senior internal audit executive. Review the budget, plan and changes in plan, activities and qualifications of the internal audit department.

10.	Review with the Company’s counsel and management material legal matters, including legal proceedings, compliance with laws and regulations, inquiries received from regulators and government agencies, other material contingent liabilities, as well as review a summary of directors’ and officers’ related party transactions and potential conflicts of interest.

11.	Review with the Company’s counsel the Company’s code of ethical conduct and its enforcement by management.

12.	Review periodically the adequacy and succession planning of the Company’s accounting and financial personnel.

13.	Review and consider any other material relative to the audit of the Company’s accounts and preparation of its financial statements and reports that the Committee, in its discretion, deems appropriate.

14.	Review the adequacy of this Charter on an annual basis. Submit the Charter to the Board of Directors for approval and publish it in accordance with the SEC regulations

B.	Other

1.	The Committee may rely on the findings and opinions of the independent accountants with respect to the above and any other matters relating to the preparation, completeness and accuracy of the financial statements.

2.	The independent accountants, the Chief Financial Officer, the Company’s counsel, and the senior internal auditor shall have free access to the Audit Committee or its Chairman without first clearing with any other officer of the Company.

3.	The Committee shall have a clear understanding with management and with the independent accountants that the independent accountants are ultimately accountable to the Audit Committee and to the Board.

4.	In the discharge of its oversight responsibilities, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain counsel and other experts for this purpose.

B-2

VARCO INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF VARCO INTERNATIONAL, INC. FOR THE 2004 ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 20, 2004

The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the notice and the proxy statement relating to the 2004 annual meeting of stockholders of Varco International, Inc., and hereby appoints Joseph C. Winkler and James F. Maroney, III, and each of them, as its true and lawful agents and proxies, each with the power to appoint his substitute, and hereby authorizes either of them to act and to vote the shares the undersigned is entitled to vote at the 2004 annual meeting of stockholders of Varco International, Inc. to be held on May 20, 2004, and at any adjournment or postponement thereof, as indicated, upon all matters referred to on this proxy card and described in the proxy statement for the annual meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ALL 9 NOMINEES AND FOR PROPOSALS 2 AND 3.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark

Here for                     ☐

Address Change

or Comments

SEE REVERSE SIDE

1. ELECTION OF DIRECTORS

FOR ALL nominees listed below (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

Nominees: 01 Greg L. Armstrong, 02 George S. Dotson,

03 Richard A. Kertson, 04 John F. Lauletta, 05 Eric L. Mattson,

06 L. E. Simmons, 07 Jeffery A. Smisek, 08 Douglas E. Swanson, and 09 James D. Woods

Instruction: To withhold authority for any nominee, draw a line through (or otherwise strike out) the nominee’s name in the list above.

2.	To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares of common stock that may be issued by 900,000 shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To ratify the selection of Ernst & Young LLP as Varco’s independent auditors for the fiscal year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

ELECTION TO RECEIVE PROXY AND ANNUAL REPORT DOCUMENTS ELECTRONICALLY

By checking this box, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that Varco may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting Varco’s transfer agent, Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, NJ 07660. ☐

Signature                              Signature                              Date                      Please sign as name(s) appears on this proxy card and date this proxy card. If a joint account, each joint owner must sign. If signing for a corporation or partnership as agent, attorney or fiduciary, indicate the capacity in which you are signing.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/vrc

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.varco.com.